Exhibit 23.1

We consent to the inclusion of Post Effective Amendment No 1 to Form S1 Registration Statement (Registration No 333-170593) of Single Touch Systems, Inc on Form S-1 of our report dated December 29, 2010, with respect to our audits of the consolidated financial statements of Single Touch Systems Inc and Subsidiaries as of September 30, 2010 and 2009 and for the years ended September 30, 2010 and 2009, which appears in the registration statement. We also consent to the reference to our Firm under the heading "Experts" in such prospectus.

/s/ Weaver & Martin

Weaver & Martin LLC
Kansas City, Missouri
June 27, 2011